Exhibit 23.1

                        Consent of Independent Auditors

     We consent to the incorporation by reference in this Annual Report (Form 10-K) of Litchfield Financial Corporation of our report dated January 31, 1997, included in the 1996 Annual Report to Stockholders of Litchfield Financial Corporation.

     We also consent to the incorporation by reference in Registration Statements (Forms S-8 Nos. 333-11529 and 333-11531) filed with the Securities and Exchange Commission pertaining to various Litchfield Financial Stock Option Plans of our report dated January 31, 1997, with respect to the consolidated financial statements of Litchfield Financial Corporation incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1996



                                                      ERNST & YOUNG LLP


Boston, Massachusetts
March 24, 1997